Exhibit 99.4

VIECO USA, INC. AND SUBSIDIARIES

Consolidated Financial Statements

December 31, 2020 and 2019

VIECO USA, INC. AND SUBSIDIARIES

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

Page

Consolidated Balance Sheets	1

Consolidated Statements of Operations and Comprehensive Loss	2

Consolidated Statements of Changes in Stockholders’ Deficit	3

Consolidated Statements of Cash Flows	4

Notes to Consolidated Financial Statements	5–30

i

VIECO USA, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

As of December 31, 2020 and 2019

(In thousands, except share data)

	2020	2019
Assets
Current assets
Cash and cash equivalents	$22,433	$148,967
Restricted cash	4,353	2,473
Accounts receivable, net	3,358	2,007
Inventory	66	-
Prepayments	6,421	6,740
Due from related party	-	781
Total current assets	36,631	160,968
Property, plant and equipment, net	49,103	48,615
Right-of-use assets	14,466	15,460
Other noncurrent assets	356	280
Total assets	$100,556	$225,323
Liabilities and Stockholders’ Deficit
Current liabilities
Accounts payable	$3,303	$3,783
Current portion of lease obligation	1,154	683
Accrued liabilities	18,419	12,498
Deferred revenue	4,119	4,183
Due to related party	117	-
Total current liabilities	27,112	21,147
Lease obligation, net of current portion	14,179	15,230
Deferred revenue, net of current portion	23,520	71,546
Long-term debt due to Parent Company	235,108	230,277
Other long-term liabilities	306	290
Total liabilities	300,225	338,490
Commitments and contingencies (Note 12)
Stockholders’ deficit
Common stock (par value $0.0001 - 100 shares authorized, issued and outstanding)	-	-
Additional paid-in capital	443,195	411,683
Accumulated deficit	(662,640)	(541,136)
Accumulated other comprehensive income	134	41
Total stockholders’ deficit of Vieco USA, Inc.	(219,311)	(129,412)
Non-controlling interests in VO Holdings, Inc.	19,642	16,245
Total stockholders’ deficit	(199,669)	(113,167)
Total liabilities and stockholders’ deficit	$100,556	$225,323

The accompanying notes are an integral part of the consolidated financial statements.

VIECO USA, INC. AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Loss
Years ended December 31, 2020 and 2019
(In thousands, except share data)

	2020	2019

Revenue	$3,840	$477
Cost of revenue	3,168	67
Gross profit	672	410

Selling, general and administrative expenses	42,855	42,685
Research and development expenses	137,135	150,565

Operating loss	(179,318)	(192,840)

Interest expense, net	(4,852)	(2,791)
Other income, net	62,671	1,014

Loss before income taxes	(121,499)	(194,617)

Provision for income taxes	5	5

Net loss	(121,504)	(194,622)
Net loss attributable to non-controlling interests in VO Holdings, Inc.	3,397	3,654
Net loss attributable to Vieco USA, Inc.	(118,107)	(190,968)

Other comprehensive loss

Foreign currency translation adjustment	(93)	(41)
Total comprehensive loss	$(118,200)	$(191,009)

Net loss per share
Basic and diluted	$(1,182)	$(1,910)

Weighted average shares outstanding
Basic and diluted	100	100

The accompanying notes are an integral part of the consolidated financial statements.

VIECO USA, INC. AND SUBSIDIARIES
Consolidated Statements of Changes in Stockholders’ Deficit
Years Ended December 31, 2020 and 2019
(In thousands, except share data)

	Common Stock		Additional Paid-in	Non-controlling Interests in VO Holdings,	Accumulated other comprehensive	Accumulated
	Share	Par Value	Capital	Inc.	loss	Deficit	Total

Balance at December 31, 2018	100	$-	$305,224	$12,592	$-	$(346,514)	$(28,698)

Net loss	-	-	-	-	-	(194,622)	(194,622)
Net loss attributable to non-controlling interests of VO Holdings, Inc.	-	-	-	(194)	-	-	(194)
Vesting of subsidiary stock options	-	-	-	3,529	-	-	3,529
Subsidiary stock options exercised	-	-	-	318	-	-	318
Other comprehensive loss	-	-	-	-	41	-	41
Parent Company contributions	-	-	210,819	-	-	-	210,819
Parent Company distributions	-	-	(160)	-	-	-	(160)
Distributions to related party	-	-	(104,200)	-	-	-	(104,200)

Balance at December 31, 2019	100	$-	$411,683	$16,245	$41	$(541,136)	$(113,167)

Net loss	-	-	-	-	-	(121,504)	(121,504)
Net loss attributable to non-controlling interests of VO Holdings, Inc.	-	-	-	(148)	-	-	(148)
Vesting of subsidiary stock options	-	-	-	3,154	-	-	3,154
Subsidiary stock options exercised	-	-	-	409	-	-	409
Advances to non-controlling stockholders	-	-	-	(18)	-	-	(18)
Other comprehensive loss	-	-	-	-	93	-	93
Parent Company contributions	-	-	150,000	-	-	-	150,000
Parent Company distributions	-	-	(118,488)	-	-	-	(118,488)

Balance at December 31, 2020	100	$-	$443,195	$19,642	$134	$(662,640)	$(199,669)

The accompanying notes are an integral part of the consolidated financial statements.

VIECO USA, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
Years ended December 31, 2020 and 2019
(In thousands)

	2020	2019
Cash flows from operating activities
Net loss	$(121,504)	$(194,622)
Adjustments to reconcile net loss to net cash used in operating activities
Stock-based compensation	3,154	3,529
Depreciation and amortization	13,975	16,494
Gain on disposal by sale of property and equipment	-	(18)
Non-cash interest on long-term debt, due to Parent Company	4 ,831	1,817
Change in operating assets and liabilities:
Accounts receivable	(1,351)	(2,007)
Inventory	(66)	-
Prepayments	320	(317)
Other noncurrent assets	(82)	(54)
Due from (to) related party, net	898	(9,231)
Accounts payable	(480)	782
Other long-term liabilities	(472)	290
Accrued liabilities	5,921	(757)
Deferred revenue	(48,090)	555
Other, net	(70)	(380)

Net cash used in operating activities	(143,016)	(183,919)

Cash flows from investing activities:
Purchase of property and equipment	(13,337)	(15,788)
Proceeds from sale of property and equipment	39	38

Net cash used in investing activities	(13,298)	(15,750)

Cash flows from financing activities:
Payments of finance lease obligations	(243)	(165)
Cash received from the sale of non-controlling interest	409	318
Advances to non-controlling stockholders	(18)	-
Proceeds from long-term debt, due to Parent Company	-	228,460
Parent Company contributions	150,000	210,819
Parent Company distributions	(118,488)	(160)
Distributions to related party	-	(104,200)

Net cash provided by financing activities	31,660	335,072

Net (decrease) increase in cash and cash equivalents and restricted cash	(124,654)	135,403

Cash and cash equivalents and restricted cash at the beginning of the year	151,440	16,037

Cash and cash equivalents and restricted cash at the end of the year	$26,786	$151,440

Cash and cash equivalents	$22,433	$148,967
Restricted cash	4,353	2,473
Cash and cash equivalents and restricted cash	$26,786	$151,440

Supplemental disclosure
Schedule for non-cash investing activities
Unpaid property, plant, and equipment received	$26	$167

The accompanying notes are an integral part of the consolidated financial statements.

VIECO USA, Inc.

Notes to Consolidated Financial Statements

(1)	Organization and Business Operations

Vieco USA, Inc. (the “Company”) is the holding company of the Virgin Orbit business, focused on the development, manufacture and related technologies of rockets for the purpose of conducting mission launch operations to place payloads into orbit. The Company is a vertically-integrated aerospace company pioneering commercial space orbital air-pad launch solutions for small satellites across various industries including government, research and education. The development and manufacturing activities are located in Long Beach, California, with a testing facility in Mojave, California. The Company had its first successful demo launch out of Mojave, California and plans to conduct commercial launches out of Guam and Cornwall.

The Company’s consolidated subsidiaries include VO Holdings, Inc. (“VOH”), Virgin Orbit, LLC, (“Virgin Orbit”), Virgin Orbit UK Limited (“VOUK”), JACM Holdings, Inc. (“JACM”), Ground Station Mexico, S.A. de

C.V. (“GSM”), and VOX Space, LLC (“VOX Space”), which is incorporated in the United States. The Company is wholly owned by Vieco 10 Limited, a British Virgin Islands Company (the “Parent Company”).

As of December 31, 2019, the Company owned common stock representing a 51% ownership in Virgin Galactic Holdings, Inc. (“VGH”), a publicly listed company. The Company subsequently distributed its 51% ownership in VGH to the Parent Company, such that the Company does not have any ownership in VGH as of December 31, 2020. The Company did not receive any consideration from the Parent Company for distributing the 51% ownership in VGH. On January 13, 2021, Galactic Ventures, LLC (“GV LLC”), a subsidiary of the Company, merged with and into the Company with the Company being the surviving entity which directly controls VOH (collectively, with the distribution of the Company’s ownership in VGH to the Parent Company, the “Restructuring”).The assets and liabilities and results of operations of VGH have been excluded from these consolidated financial statements. Refer to Note 2—Summary of Significant Accounting Policies— Basis of Presentation for further information.

Liquidity and Going Concern

The Company’s cash and cash equivalents were $22.4 million and $149.0 million as of December 31, 2020 and 2019, respectively. While the Company began generating revenues in 2021, it is still dependent on Corvina Holdings Limited (“Corvina”) the intermediate holding company of the Parent Company, for continued support to fund operations, without which the Company would not be able to pay its liabilities and obligations as they come due, and would need to curtail its operations.

On June 14, 2021, Corvina agreed to provide financial support to the Company sufficient for it to satisfy its liabilities and obligations as they come due, and will satisfy, on a timely basis all liabilities and obligations of the Company that the Company is unable to satisfy when due, up to an amount of $202.0 million (being the amount required under the current business plan over and above cash already held in the Company in the amount of $20.0 million as of June 14, 2021) until the earlier of 1) July 31, 2022, and 2) the date on which the Company obtains adequate third-party funding required to satisfy the above obligations through July 31, 2022 (including, without limitation, through a merger or similar transaction that results in a direct or indirect parent company of the Company having funds required to satisfy the above through July 31, 2022).

On April 21, 2021, the Parent Company’s board of directors unanimously approved the pursuit of a merger transaction involving the Company and NextGen Acquisition Corp. II (“NextGen”), a special purpose acquisition company (“SPAC”) that would result in the Company being a wholly owned subsidiary of NextGen (the “Transaction”). In connection with the Transaction, VOH is expected to merge with and into the Company with the Company being the surviving entity. The Company is also expected to receive approximately $600.0 million in cash consideration from NextGen and a private investment in a public entity (“PIPE”) transaction upon the closing of the Transaction. The cash consideration expected to be received by the Company is estimated before giving effect to the payment of transaction costs incurred in connection with the Transaction and assumes that no public stockholders of NextGen exercise their redemption rights with respect to their public shares of NextGen’s Class A common stock for a pro rata share of the funds in the trust account of NextGen prior to the closing of the Transaction.

VIECO USA, Inc.

Notes to Consolidated Financial Statements

Global Pandemic

On March 11, 2020, the World Health Organization characterized the outbreak of the coronavirus disease (“COVID-19”) as a global pandemic and recommended containment and mitigation measures. Since then, extraordinary actions have been taken by international, federal, state, and local public health and governmental authorities to contain and combat the outbreak and spread of COVID-19 in regions throughout the world. These actions include travel bans, quarantines, “stay-at-home” orders, and similar mandates for many individuals to substantially restrict daily activities and for many businesses to curtail or cease normal operations.

Consistent with the actions taken by governmental authorities, including California and District of Columbia, where most of the Company’s workforce is located, the Company has taken appropriately cautious steps to protect its workforce and support community efforts. As part of these efforts, and in accordance with applicable government directives, the Company initially reduced and then temporarily suspended on-site operations for one week at its facilities in Long Beach, California in late March 2020. Starting late March 2020, approximately two-thirds of the Company’s workforce and contractors were able to complete their duties from home. The remaining one-third of the Company’s workforce was able to resume on-site operations in accordance with its classification within the critical infrastructure designation, under revised operational and manufacturing plans that conform to the latest COVID-19 health precautions. This includes universal facial covering requirements, rearranging facilities to follow social distancing protocols, conducting active daily temperature checks and undertaking regular and thorough disinfecting of surfaces and tools, and regular testing of the Company’s employees for COVID-19. The Company is also testing employees and contractors for COVID-19 on a regular basis.

The COVID-19 pandemic and continuing precautionary measures taken have adversely impacted the Company’s operational efficiency and caused delays in operational activities. The ongoing impact will depend on the duration of the pandemic, which is being mitigated by advances in the treatment of the disease, prevention efforts including vaccines, broad government measures to contain the spread of the virus, and related government stimulus measures. However, should the Company experiences sustained impact from the pandemic, additional actions such as cost reduction measures may need to be implemented.

As of the date of the issuance of these consolidated financial statements, most of the Company’s employees whose work requires them to be in its facilities are now back on-site, but the Company experienced, and expects to continue to experience, reductions in operational efficiency due to illness from COVID-19 and precautionary actions taken related to COVID-19.

(2)	Summary of Significant Accounting Policies

(a)	Basis of Presentation

These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and pursuant to the regulations of the U.S. Securities and Exchange Commission. Based on an evaluation of the guidance under Staff Accounting Bulletin (“SAB”) Topic 5.Z.7, Accounting for the spin-off of a subsidiary, it was determined that the Restructuring should be reflected as a change in reporting entity. As such, the accompanying consolidated financial statements of the Company retroactively reflect the Restructuring, including all distributions and transactions in conjunction therewith, and exclude VGH for all periods presented. These consolidated financial statements are the consolidated financial statements of the Company and its subsidiaries, each of which is controlled, and is based on the financial position and results of operations of the Company as a standalone company. Intercompany balances and transactions between consolidated entities have been eliminated. Refer to Note 4—Related Parties for further information regarding the Company’s related party transactions.

VIECO USA, Inc.

Notes to Consolidated Financial Statements

The Company was historically funded by the Parent Company. Cash and cash equivalents are managed through bank accounts legally owned by the Company, and cash and cash equivalents held by the Parent Company were not attributable to the Company for any of the periods presented. Only cash amounts legally owned by entities dedicated to the Company are reflected in the consolidated balance sheets. Transfers of cash, both to and from the Parent Company’s treasury program by the Company or related parties that were not historically cash settled are reflected in the consolidated balance sheets as equity and as a financing activity on the accompanying consolidated statements of cash flows.

During the periods presented in the consolidated financial statements, the operations of the Company were included in the consolidated U.S. federal, and certain state and local and foreign income tax returns filed by the Parent Company, where applicable. Income tax expense and other income tax related information contained in the consolidated financial statements are presented on a separate return basis as if the Company had filed its own tax returns. The income taxes of the Company as presented in the consolidated financial statements may not be indicative of the income taxes that the Company will generate in the future. Additionally, certain tax attributes such as net operating losses or credit carryforwards are presented on a separate return basis, and accordingly, may differ in the future. In jurisdictions where the Company has been included in the tax returns filed by the Parent Company, any income tax receivables resulting from the related income tax provisions have been reflected in the consolidated balance sheets within additional paid-in capital, a component of stockholders’ deficit.

(b)	Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires the Company to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. The Company bases these estimates on historical experience and on various other assumptions that it believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying amounts of assets and liabilities that are not readily apparent from other sources. Actual results may differ materially from these estimates. Significant estimates inherent in the preparation of the consolidated financial statements include, but are not limited to, useful lives of property, plant and equipment, net, leases, income taxes including deferred tax assets and liabilities and impairment valuation, assumptions included in the valuation of the stock-based awards, assumptions included in the valuation of the Company’s common stock, and contingencies.

(c)	Principles of Consolidation

The accompanying consolidated financial statements include all entities controlled by the Company after reflecting the restructuring previously described.

Control exists when the Company has the power, directly or indirectly, to govern the financial and operating policies of an entity that most significantly impact the entity’s economic performance and the obligation to absorb losses or the right to receive the benefits from its activities that could potentially be significant to the entity. In assessing control, potential voting rights that are currently exercisable or convertible are taken into account. The accounts of subsidiaries are included in the consolidated financial statements from the date that control commences until the date that control ceases.

(d)	Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand and all highly liquid investments with a maturity of three months or less.

VIECO USA, Inc.

Notes to Consolidated Financial Statements

(e)	Restricted Cash

Restricted cash includes any cash deposits received from customers, that are contractually restricted for operational use until the launch service is provided or the deposits are refunded.

(f)	Accounts Receivable

Accounts receivable are recorded at their net realizable value. The Company’s estimate for expected credit losses for outstanding accounts receivable are based on historical write-off experience, an analysis of the aging of outstanding receivables, customer payment patterns, and the establishment of specific reserves for customers in an adverse financial condition. Adjustments are made based upon the Company’s expectations of changes in macroeconomic conditions that may impact the collectability of outstanding receivables. The Company also considers current market conditions and reasonable and supportable forecasts of future economic conditions to inform adjustments to historical loss data. The Company reassesses the adequacy of estimated credit losses each reporting period. There was no allowance for uncollectible amounts and no write-offs as of and for the years ended December 31, 2020 and 2019. The Company does not have any off-balance sheet credit exposure related to its customers.

(g)	Prepayments

Prepayments consist of prepaid rent, prepaid insurance, prepaid medical insurance, prepaid workers compensation and other general supplier prepayments.

(h)	Inventory

Inventory consists of spare parts from bridge ventilators the Company built to help in the fight against the COVID-19 pandemic (refer to Note 2—Summary of Significant Accounting Policies—Revenue Recognition). Inventory is stated at the lower of cost or net realizable value. If events or changes in circumstances indicate that the utility of inventory has diminished through damage, deterioration, obsolescence, changes in price or other causes, a loss is recognized in the period in which it occurs. The Company determines the costs of other product and supply inventory by using the first-in first-out or average cost methods. Given the Company’s raw materials do not have alternative use and technological feasibility has not yet been attained as of December 31, 2020, materials, labor and overhead costs used for the production of the Company’s rockets are recorded to research and development expenses.

(i)	Property, Plant and Equipment, Net

Property, plant and equipment, net, including leasehold improvements, are stated at cost, less accumulated depreciation and amortization.

Depreciation on property, plant and equipment is calculated on a straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter period of the estimated useful life or lease term.

The estimated useful lives for each class of property, plant and equipment are as follows:

Leasehold improvements	Shorter of the estimated useful life or lease term
Machinery and equipment	5 to 7 years
Aircraft	15 years
IT software and equipment	3 to 5 years

The Company incurs repairs and maintenance costs on major equipment, which is expensed as incurred.

VIECO USA, Inc.

Notes to Consolidated Financial Statements

(j)	Leases

The Company determines whether an arrangement contains a lease at inception. A lease is a contract that provides the right to control an identified asset for a period of time in exchange for consideration. For identified leases, the Company determines whether it should be classified as an operating or finance lease.

Leases are recorded in the balance sheet as right-of-use assets (“ROU assets”) and operating and finance lease obligations. ROU assets represent the Company’s right to use the underlying assets for the lease terms and lease obligations represent the Company’s obligations to make lease payments arising from the leases. ROU assets and lease obligations are recognized at the commencement date of the lease and measured based on the present value of lease payments over the lease term. When the discount rate implicit in the lease cannot be readily determined, the Company uses its incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. The incremental borrowing rate represents the rate of interest the Company would have to pay to borrow on a collateralized basis over a similar term an amount equal to the lease payments in a similar economic environment. Because the Company does not generally borrow on a collateralized basis, the Company used incremental borrowing rates determined by a third-party valuation firm based on market yields for the respective lease terms.

The Company includes options to extend or terminate the lease when it is reasonably certain that it will exercise that option in the measurement of its ROU assets and lease obligations. Lease expense for operating leases is recognized on a straight-line basis over the lease term. Amortization of finance lease assets is recognized over the lease term as operating expenses based on the nature of the leased asset. Interest expense on finance lease liabilities is recognized over the lease term in interest expense. The Company elected to exclude from its balance sheets recognition of leases having a term of 12 months or less after considering renewal terms (“short-term leases”). The Company accounts for lease and non-lease components separately.

(k)	Capitalized Software

The Company capitalizes certain costs associated with the development or purchase of internal-use software. The amounts capitalized are included in property, plant and equipment, net on the consolidated balance sheets and are amortized on a straight-line basis over the estimated useful life of the resulting software, which approximates 3 years.

(l)	Long-Lived Assets

Long-lived assets consist of property, plant and equipment, net and ROU assets and are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset to be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by that asset to its carrying amount. The Company assesses impairment for asset groups, which represent a combination of assets that produce distinguishable cash flows. If the carrying amount of the long-lived asset is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying amount exceeds its fair value. Fair value is determined through various valuation techniques, including discounted cash flow models, quoted market values, and third-party independent appraisals, as considered necessary. The Company has not recorded any impairment charges during the years presented.

Depreciation on property, plant and equipment is calculated on a straight-line basis over the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter period of the estimated useful life or lease term. The Company monitors conditions related to these assets to determine whether events and circumstances warrant a revision to the remaining depreciation period.

VIECO USA, Inc.

Notes to Consolidated Financial Statements

(m)	Other Noncurrent Assets

Other noncurrent assets consist primarily of security deposits related to operating lease facilities.

(n)	Fair Value Measurements

The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company estimates fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which is categorized in one of the following levels:

●	Level 1 inputs: Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date;
●	Level 2 inputs: Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability; and
●	Level 3 inputs: Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at measurement date.

The carrying amounts included in the consolidated balance sheets under current assets and current liabilities approximate fair value because of the short maturity of these instruments.

The Company invested its restricted cash in money market funds that comprise only U.S. Treasury securities and are recognized at fair value. The estimated changes in fair values of the investments held in money market funds is not material.

(o)	Segments

Operating segments are defined as components of an entity for which separate financial information is available and that is regularly reviewed by the Chief Operating Decision Maker (“CODM”) in deciding how to allocate resources to an individual segment and in assessing performance. The Company’s CODM is its Chief Executive Officer (“CEO”). The Company has determined that it operates in one operating segment and one reportable segment, as the CODM reviews financial information presented on a consolidated basis for purposes of making operating decisions, allocating resources and evaluating financial performance.

(p)	Comprehensive Loss

Comprehensive loss represents all changes in equity other than transactions with owners. The Company’s comprehensive loss consists of net loss and foreign currency translation adjustments.

(q)	Revenue Recognition

The Company recognizes revenue when control of the promised goods and services is transferred to its customers in an amount that reflects the consideration it expects to be entitled to in exchange for those services.

Launch Services

Small satellite launch operations revenue is recognized for providing customer launch services by placing payloads into orbit. The Company’s launch service contracts generally contain distinct performance obligations. Revenue for each customer payload is recognized at a point in time when the performance obligation is complete. The Company has yet to undertake first commercial spaceflight for paying small satellite customers and consequently have not generated any launch revenue.

VIECO USA, Inc.

Notes to Consolidated Financial Statements

Engineering services revenue contracts obligate the Company to provide services that together are one distinct performance obligation; the delivery of engineering services. The Company elected to apply the “as-invoiced” practical expedient to such revenues, and as a result, will bypass estimating the variable transaction price. Revenue is recognized as control of the performance obligation is transferred over time to the customer. Engineering services revenue was $2.0 million and $0.5 million for the years ended December 31, 2020 and 2019, respectively.

Bridge Ventilators

On April 30, 2020, the Company secured an Emergency Use Authorization from the U.S. Food and Drug Administration for its development of a new mass-producible bridge ventilator to help in the fight against the COVID-19 pandemic. The Company’s engineers consulted with the Bridge Ventilator Consortium, led by the University of California Irvine and the University of Texas at Austin, a group formed to span and nurture efforts to build producible, simple ventilators to aid in the COVID-19 crisis. As part of these efforts, Virgin Orbit contracted with the California Emergency Medical Services Authority. The Company has provided 600 units and recognized revenue related to these units for a total of $1.9 million revenue for the year ended December 31, 2020.

Contract Balances

Contract assets are comprised of billed accounts receivable and unbilled receivables, which is the result of timing of revenue recognition, billings and cash collections. The Company records accounts receivable when it has an unconditional right to consideration.

Contract liabilities primarily relate to small satellite launch operations and are recorded when cash payments are received or due in advance of performance. Cash payments for small satellite launch services are classified as customer deposits until enforceable rights and obligations exist, when such deposits also become nonrefundable. Customer deposits become nonrefundable and are recorded as non-current deferred revenue following the Company’s delivery of the conditions of carriage to the customer and execution of an informed consent. Non-current deferred revenue was $23.5 million and

$71.5 million as of December 31, 2020 and 2019, respectively. The decrease in non-current deferred revenue was primarily due to the cancellation of a launch service agreement (“LSA”) of the Company’s largest customer, OneWeb (refer to Note 12—Commitments and Contingencies). Current deferred revenue was $4.1 million and $4.2 million as of December 31, 2020 and 2019, respectively.

Payment terms vary by customer and type of revenue contract. The Company generally expects that the period of time between payment and transfer of promised goods or services will be less than one year. In such instances, the Company has elected the practical expedient to not evaluate whether a significant financing component exists.

Remaining Performance Obligations

As of December 31, 2020, the Company has two engineering services revenue contracts for which it expects to transfer all remaining promises to the customer in the fiscal year ending December 31, 2021. The Company does not disclose information about remaining performance obligations for (a) contracts with an original expected length of one year or less, (b) revenues recognized at the amount at which it has the right to invoice for services performed, or (c) variable consideration allocated to wholly unsatisfied performance obligations.

VIECO USA, Inc.

Notes to Consolidated Financial Statements

Contract Costs

The Company has not incurred a material amount of contract costs in obtaining or fulfilling its contracts.

(r)	Cost of Revenue

Cost of revenue related to engineering services and the bridge ventilators consist of expenses related to materials and human capital, such as payroll and benefits. There were no costs of revenue related to small satellite launch operations for the years ended December 31, 2020 or 2019. Once technological feasibility is reached, the Company will capitalize and subsequently charge to cost of revenue the cost to construct the rocket including materials, labor and related mission launch costs including fuel, payroll and benefits for its pilots and ground station crew and maintenance as well as the depreciation of facilities and equipment and other allocated overhead expenses, once placed into service. While the Company has made this conclusion, there is no impact to the consolidated financial statements as of December 31, 2020.

(s)	Selling, General and Administrative

Selling, general and administrative expenses consist of human capital related expenses for employees involved in general corporate functions, including executive management and administration, accounting, finance, tax, legal, information technology, marketing and human resources including amounts charged by the Parent Company; and the portion of depreciation expense, maintenance and rent relating to facilities that support the selling, general and administrative functions, including the manufacturing warehouse in Long Beach, California, and equipment; professional fees and other general corporate costs. Human capital expenses primarily include salaries and benefits.

(t)	Research and Development

The Company conducts research and development activities to develop existing and future technologies that advance its spaceflight systems for small satellite launch services towards commercialization. Research and development activities include basic research, applied research, concept formulation studies, design, development, and related test program activities. Costs incurred for developing its LauncherOne rocket systems primarily include equipment, material, and labor. Costs incurred for performing test flights primarily include rocket engines and fuel. Research and development costs also include rent, maintenance, and depreciation of facilities and equipment and other allocated overhead expenses. The Company expenses all research and development costs as incurred and has not capitalized any rocket development costs to date. Once technological feasibility is achieved, the Company will capitalize the costs to construct any additional components of its LauncherOne rocket systems.

On November 5, 2019, VOUK Limited entered into a grant agreement with the U.K. Space Agency (“UKSA”) whereby the Company was awarded £7.35 million, or $9.5 million, in grant funding to design, develop and manufacture ground support equipment and conduct mission planning to enable the horizontal launch of small satellites from Spaceport Cornwall at Cornwall Airport Newquay. Government grants are recognized over the period in which the Company will incur the related costs the grant is intended to compensate. The Company records the grant when there is reasonable assurance that conditions attached to grant have been met and the grant will be received. Grant related income is recognized as a receivable for the compensation of costs in the period which it is receivable and deducted from related expenses. For the years ended December 31, 2020, and 2019, the Company recorded a grant reimbursement receivable of $2.1 million and $1.4 million, respectively, offset against in the accompanying consolidated statements of operations and comprehensive loss.

VIECO USA, Inc.

Notes to Consolidated Financial Statements

(u)	Other Income

Other income consists of sources of income that are not related to our primary operations, and include interest income earned on cash and cash equivalents held by the Company in interest bearing demand deposit accounts. Other income also includes miscellaneous non-operating items, such as Company employee store merchandising and legal settlements.

On March 27, 2020, the Company’s largest customer, OneWeb, filed for bankruptcy. On September 18, 2020, the LSA was cancelled during OneWeb’s bankruptcy process which resulted in the full termination of the LSA and released both parties’ performance rights and obligations under the LSA. Accordingly, in September 2020, the Company wrote-off $62.2 million of the non-refundable deposits paid towards the LSA historically recorded in deferred revenue and recognized a corresponding increase in other income.

(v)	Interest Expense

Interest expense relates to finance lease obligations and the outstanding long-term debt due to Parent Company.

(w)	Income Taxes

The Company adopted the separate return approach for the purpose of the consolidated financial statements, including the income tax provisions and the related deferred tax assets and liabilities. The historic operations of the Company reflect a separate return approach for each jurisdiction in which the Company had a presence and the Parent Company filed a tax return for the years ended

December 31, 2020 and 2019.

The Company records income tax expense for the anticipated tax consequences of the reported results of operations using the asset and liability method. Under this method, the Company recognizes deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial reporting and tax basis of assets and liabilities, as well as for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using the tax rates that are expected to apply to taxable income for the years in which those tax assets and liabilities are expected to be realized or settled. The Company records valuation allowances to reduce its deferred tax assets to the net amount that it believes is more likely than not to be realized. The Company’s assessment considers the recognition of deferred tax assets on a jurisdictional basis. Accordingly, in assessing its future taxable income on a jurisdictional basis, the Company considers the effect of its transfer pricing policies on that income. The Company has placed a full valuation allowance against U.S. federal and state deferred tax assets since the recovery of the assets is uncertain.

The Company recognizes tax benefits from uncertain tax positions only if it believes that it is more likely than not that the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position. As the Company expands, it will face increased complexity in determining the appropriate tax jurisdictions for revenue and expense items which may differ from that of the Parent Company. The Company’s policy is to adjust these reserves when facts and circumstances change, such as the closing of a tax audit or refinement of an estimate. To the extent that the final tax outcome of these matters is different than the amounts recorded, such differences will affect the income tax expense in the period in which such determination is made and could have a material impact on the Company’s financial condition and operating results. The income tax expense includes the effects of any accruals that Company believe are appropriate, as well as the related net interest and penalties.

The Company has not yet started commercial operations and as such it is accumulating net operating losses at the federal and state levels. The Company has no material income tax expense for the years ended December 31, 2020 and 2019.

VIECO USA, Inc.

Notes to Consolidated Financial Statements

(x)	Concentrations of Credit Risks and Significant Vendors and Customers

Financial instruments that potentially subject us to a significant concentration of credit risk consist primarily of cash and cash equivalents and of certificates of deposit. In respect of accounts receivable, the Company is not exposed to any significant credit risk to any single counterparty or any company of counterparties having similar characteristics.

(y)	Foreign Currency

The functional currency of the Company’s foreign subsidiary operating in the United Kingdom is the local currency. Assets and liabilities are translated to the United States dollar using the period-end rates of exchange. Revenue and expenses are translated to the United States dollar using average rates of exchange for the period. Exchange differences arising from this translation of foreign currency are recorded as other comprehensive income.

(z)	Stock-Based Compensation

The Company does not have a stock-based compensation plan. However, the Company’s controlled subsidiary, VOH, maintains stock-based compensation plans which include stock options and stock appreciation rights (“SARs”) for issuance to employees of the Company.

The Company estimates the fair value of stock-based awards on the date of grant. The value of the portion of the grant that is ultimately expected to vest is recognized as expense during the requisite period. The Company has estimated the fair values for each option award as of the date of the grant using Black-Scholes option pricing model. The options typically have a contractual term of 10 years. The stock options granted have an exercise price equal to the fair market value of the common stock on the grant date. The options generally vest over four years, the majority of which vest at a rate of 25% on the first anniversary of the grant date, with the remainder vesting ratably each month over the next three years. The Company has not recognized any compensation expense related to its SARs given the vesting of the SARs are contingent upon an initial public offering (“IPO”) or a change of control. Compensation expense for these performance-based awards is not recorded until the performance condition is probable of being met, however, such performance conditions are generally not considered probable until they actually occur.

(aa)	Non-Controlling Interests

Non-controlling interests on the consolidated statements of operations and comprehensive loss represent the portion of a majority-owned subsidiary’s net income or loss that is attributed by non-controlling stockholders. Non-controlling interests on the consolidated balance sheets represent the portion of equity in a consolidated subsidiary owned by non-controlling stockholders.

(bb)	Net Loss Per Share

Basic net loss per share is computed by dividing net loss attributable to common stockholder by the average number of common stock outstanding during the period. Diluted net loss per share is computed by giving effect to all potentially dilutive common stock equivalents to the extent they are dilutive. For purposes of this calculation, stock options and SARs are considered to be common stock equivalents but have been excluded from the calculation of diluted net loss per share attributable to common stockholders as their effect is antidilutive for all periods presented.

VIECO USA, Inc.

Notes to Consolidated Financial Statements

(3)	Recently Issued and Adopted Accounting Pronouncements

Changes to GAAP are established by the Financial Accounting Standards Board (“FASB”), in the form of Accounting Standards Updates (“ASU”).

The Company considers the applicability and impact of all ASUs. ASUs not listed below were assessed and determined to be either not applicable or are expected to have minimal impact on its consolidated financial position and results of operations.

(a)	Accounting Standard Updates Not Yet Adopted

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740), which affects general principles within Topic 740, and are meant to simplify and reduce the cost of accounting for income taxes. The Company removes certain exceptions to the general principles in Topic 740 and simplifies areas including franchise taxes that are partially based on income, transactions with a government that result in a step up in the tax basis of goodwill, the incremental approach for intra-period tax allocation, interim period income tax accounting for year-to-date losses that exceed anticipated losses and enacted changes in tax laws in interim periods. The changes are effective for annual periods beginning after December 15, 2020. The Company is currently evaluating the impact that the adoption of ASU 2019-12 will have on its consolidated financial statements.

In October 2020, the FASB issued ASU 2020-10, Codification Improvements, which removes references to various FASB Concepts Statements, situates all disclosure guidance in the appropriate disclosure section of the Codification, and makes other improvements and technical corrections to the Codification that are not expected to have a significant effect on current accounting practice. The changes are effective for annual periods beginning after December 15, 2020. The Company is currently assessing the potential impact of ASU 2020-10 on its consolidated financial statements.

(b)	Adopted Accounting Standard Updates Leases

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), with subsequent amendments. The amended ASU 2016-02 requires lessees to recognize on the balance sheet a ROU asset, representing its right to use the underlying asset for the lease term, and a lease liability for all leases with terms greater than 12 months. Under legacy GAAP, operating leases were not recognized by a lessee in its balance sheet. In general, the asset and liability each equal the present value of lease payments. The recognition, measurement, and presentation of expenses and cash flows arising from a lease by a lessee have not significantly changed from current GAAP. The amended ASU 2016-02 retains a distinction between finance leases (i.e., capital leases under current GAAP) and operating leases. The classification criteria for distinguishing between finance leases and operating leases will be substantially similar to the classification criteria for distinguishing between capital leases and operating leases under current GAAP. The amended ASU 2016-02 also requires qualitative and quantitative disclosures designed to assess the amount, timing, and uncertainty of cash flows arising from leases. A modified retrospective transition approach shall be used when adopting ASU 2016-02, which includes a number of optional practical expedients that entities may elect to apply.

On January 1, 2019, the Company adopted ASU 2016-02 and applied this guidance for both reporting periods under the modified retrospective transition approach and applied the new guidance prospectively. The new standard provides a number of optional practical expedients in transition. The Company elected the ‘package of practical expedients’, which permitted the Company not to reassess under the new standard its prior conclusions about lease identification, lease classification and initial direct costs, and all of the new standard’s available transition practical expedients. The Company elected to exclude from its balance sheets recognition of short-term leases. Lease expense for operating leases is recognized on a straight-line basis over the lease term. Amortization of finance lease assets is recognized over the lease term as operating expenses based on the nature of the leased asset. Interest expense on finance lease liabilities is recognized over the lease term in interest expense.

VIECO USA, Inc.

Notes to Consolidated Financial Statements

The amount of the ROU assets and lease obligations represents the aggregate discounted amount of the Company’s minimum lease obligations as of the reporting date. The difference between the ROU assets and lease obligations amounts represents deferred rent liabilities and lease incentives as of the reporting date that are netted against the ROU assets amount. As of December 31, 2020, and 2019, total future undiscounted minimum payments under operating leases amounted to $24.9 million and $27.9 million, respectively.

Revenue from Contracts with Customers

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). The core principle of ASU 2014-09 is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In addition, ASU 2014-09 requires additional disclosure around the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers.

On January 1, 2019, the Company adopted ASU 2014-09 and applied this guidance to those contracts which were not completed at the date of adoption using the modified retrospective method. The Company follows a five-step process in which the Company identifies the contract, identifies the related performance obligations, determines the transaction price, allocates the contract transaction price to the identified performance obligations, and recognizes revenue when (or as) the performance obligations are transferred to the customer. Refer to Note 2—Summary of Significant Accounting Policies—Revenue Recognition for further revenue information.

Fair Value Measurement

Effective January 1, 2020, the Company adopted ASU 2018-13, Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement (Topic 820), which modified the disclosure requirements on fair value measurements. The adoption of ASU 2018-13 did not have a material impact on the Company’s consolidated financial statements.

Measurement of Credit Losses on Financial Instruments

Effective January 1, 2020, the Company adopted ASU 2016-13, Financial Instruments—Credit Losses, Measurement of Credit Losses on Financial Instruments (Topic 326), which requires the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. The adoption of ASU 2016-13 did not have a material impact on the Company’s consolidated financial statements.

Stock-Based Compensation

In June 2018, the FASB issued ASU 2018-07, Compensation—Stock Compensation: Improvements to Nonemployee Share-Based Payment Accounting (Topic 718). The standard largely aligns the accounting for share-based payment awards issued to employees and non-employees by expanding the scope of Topic 718 to apply to non-employee share-based transactions, as long as the transaction is not effectively a form of financing. For public entities, ASU 2018-07 was required to be adopted for annual periods beginning after December 15, 2018, including interim periods within those fiscal years. For nonpublic entities, ASU 2018-07 is effective for annual periods beginning after December 15, 2019 and interim periods within those fiscal years. Early adoption is permitted for all entities but no earlier than the Company’s adoption of ASU 2018-07. The Company adopted ASU 2018-07 as of the required effective date of January 1, 2020. The adoption of ASU 2018-07 adoption of this standard did not have a material impact on the Company’s consolidated financial statements.

VIECO USA, Inc.

Notes to Consolidated Financial Statements

Restricted Cash

In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows—Restricted Cash (Topic 230). The standard requires that a statement of cash flows explain changes in the reporting period in the total of cash, cash equivalents and restricted cash. When reconciling the beginning of the period and end of the period cash balances, restricted cash should be included with cash and cash equivalents. The standard is effective for all entities for fiscal years beginning after December 15, 2018. The Company adopted ASU 2016-18 as of the required effective date of January 1, 2019. The adoption of ASU 2016-18 did not have a material impact on the Company’s consolidated financial statements.

(4)	Related Parties

The Company licenses its brand name from certain entities affiliated with Virgin Enterprise Limited (“VEL”), a company incorporated in England. VEL is an affiliate of the Parent Company. Under the trademark license, the Company has the exclusive right to operate under the brand name “Virgin Orbit” within the United States, Australia, South Africa, and the European Union. Royalties payable for the use of license are the greater of 1% of revenue or $0.2 million per quarter, prior to the Company’s first commercial launch date.

The Company records direct charges from the Parent Company for corporate related functions, which includes tax, accounting and auditing professional fees. The Company was charged $141 thousand and $145 thousand of corporate expenses during the years ended December 31, 2020 and 2019, respectively. These expenses are included within selling, general and administrative expenses in the accompanying consolidated statements of operations and comprehensive loss.

On October 16, 2019, the Company withdrew $104.2 million from the revolving loan facilities the Company entered with the Parent Company (refer to Note 9—Long-Term Debt) and distributed the amount to VGH to finance the operations of VGH. VGH was not obligated to repay the outstanding principal and accrued unpaid interest related to the amount withdrawn. As such, the amount has been reflected in the consolidated balance sheets as a distribution to related party within additional paid-in capital, a component of stockholders’ deficit, as of December 31, 2019.

On October 25, 2019, the Company entered into a transition services agreement (“TSA”) with VGH primarily for certain operating and administrative services that expires in October 2021. VGH provided pilot utilization services, finance and accounting services and insurance advisory services to the Company. The Company provides propulsion engineering services, tank design support services, tank manufacturing services, and office space access and usage services, as well as business development and regulatory affairs services to VGH.

In addition to the TSA, the Company records direct charges from VGH for other general administrative expenses. The Company incurred total operating expense charges, net, of $0.2 million for each of the years ended December 31, 2020 and 2019, which were recorded as a reduction of selling, general and administrative expenses in the accompanying consolidated statements of operations and comprehensive loss

The Company has a payable of $0.1 million to VGH as of December 31, 2020 and a receivable of $0.8 million from VGH as of December 31, 2019. On August 18, 2020, the Company received payment of $0.8 million related to the receivable outstanding as of December 31, 2019, and the $0.1 million payable remains outstanding as of December 31, 2020.

(5)	Inventory

As of December 31, 2020, inventory is comprised of only bridge ventilator spare parts.

VIECO USA, Inc.

Notes to Consolidated Financial Statements

(6)	Property, Plant and Equipment, Net

Property, plant and equipment, net consists of the following at December 31, 2020 and 2019:

	2020	2019
	(In thousands)
Leasehold improvements	$20,769	$19,721
Machinery and equipment	50,285	45,004
Aircraft	8,000	8,000
IT software and equipment	20,190	18,455
Construction in progress	11,898	6,665
	111,142	97,845
Less accumulated depreciation and amortization	(62,039)	(49,230)
Property, plant and equipment, net	$49,103	$48,615

Total depreciation and amortization expense for the years ended December 31, 2020 and 2019 was $14.0 million and $16.5 million, respectively, of which $9.8 million and $10.6 million was recorded in research and development expenses with the remaining balance recorded in selling, general and administrative expenses.

The Company’s capitalized software totaled $0.9 million and $1.6 million, net of accumulated amortization of $6.7 million and $5.7 million as of December 31, 2020 and 2019, respectively. No amortization expense is recorded until the software is ready for its intended use. For the years ended December 31, 2020 and 2019, amortization expense related to capitalized software was $1.0 million and $1.4 million, respectively.

(7)	Leases

The Company leases out offices and other facilities and certain manufacturing and office equipment under long-term, non-cancelable operating and finance leases. Some leases include options to purchase, terminate, or extend for one or more years. These options are included in the lease term when it is reasonably certain that the option will be exercised. The Company does not recognize ROU assets and lease obligations for short-term leases.

At inception, the Company determines if an arrangement contains a lease and whether that lease meets the classification criteria of a finance or operating lease. Some arrangements contain lease components (e.g., minimum rent payments) and non-lease components (e.g., services). The Company has elected to account for these lease and non-lease components as a single lease component. The Company also elects not to apply the recognition requirements to short-term leases.

VIECO USA, Inc.

Notes to Consolidated Financial Statements

Operating lease ROU assets and lease obligations are recognized at commencement date based on the present value of lease payments over the lease term. ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent its obligation to make lease payments arising from the lease. The Company utilizes its incremental borrowing rate in determining the present value of lease payments unless the implicit rate is readily determinable. As of the transition date on January 1, 2019, the Company utilized the incremental borrowing rate which varies between 11.1% to 11.8% depending on the length of the lease. This was determined by the Company based on input from a third-party valuation firm based on market yields for the respective lease terms. The operating lease ROU assets includes any lease payments made and excludes lease incentives. The Company’s variable lease payments primarily consist of lease payments resulting from changes in the consumer price index. Variable lease payments that do not depend on an index are excluded from the ROU assets and lease obligations and are recognized in the period in which the obligation for those payments is incurred. The Company’s ROU assets and lease obligations may include options to extend or terminate the lease when it is reasonably certain that it will exercise that option. Lease expense for minimum lease payments is recognized on a straight-line basis over the lease term.

Finance leases are recorded as an asset and an obligation at an amount equal to the present value of the minimum lease payments during the lease term. Amortization expense and interest expense associated with finance leases are included in selling, general and administrative expenses and interest expense, respectively, on the consolidated statements of operations and comprehensive loss. Amortization of assets under finance lease were $0.2 million and $0.2 million for the years ended December 31, 2020 and 2019, respectively.

The components of lease expense related to leases for the period are as follows:

	2020	2019
	(In thousands)
Lease cost:
Operating lease expense	$2,735	$2,328
Short-term lease expense	3,358	3,162
Finance lease cost:
Amortization of right-of-use assets	237	181
Interest on lease obligations	21	14
Total finance lease cost	258	195
Total lease cost	$6,351	$5,685

The components of supplemental cash flow information related to leases for the period are as follows:

	2020	2019
	(In thousands)
Cash flow information:
Cash paid for amounts included in the measurement of lease obligations for the year ended:
Operating cash flows from operating leases	$2,273	$2,247
Operating cash flows from finance leases	21	14
Financing cash flows from finance leases	230	164

Non-cash activity:
Right-of-use assets obtained in exchange for lease obligations:
Operating leases	$-	$15,471
Finance Leases	139	232

VIECO USA, Inc.

Notes to Consolidated Financial Statements

	2020	2019
Other Information:
Weighted average remaining lease term:
Operating leases (in years)	9	10
Finance leases (in years)	2	3

Weighted average discount rates:
Operating leases	11.8%	11.8%
Finance leases	5.1%	3.3%

The supplemental balance sheet information related to leases for the period is as follows:

	2020	2019
	(In thousands)
Finance Leases
Long-term right-of-use assets	$457	$500
Short-term finance lease obligations	253	193
Long-term finance lease obligations	286	437
Total finance lease obligations	$539	$630

Operating Leases
Long-term right-of-use assets	$14,009	$14,960
Short-term operating lease obligations	901	489
Long-term operating lease obligations	13,893	14,793
Total operating lease obligations	$14,794	$15,282

Lease expense for the years ended December 31, 2020 and 2019 was $6.1 million and $5.5 million, respectively.

(8)	Accrued Liabilities

A summary of the components of accrued liabilities at December 31, 2020 and 2019 is as follows:

	2020	2019
	(In thousands)
Accrued payroll	$1,035	$1,729
Accrued vacation	3,308	2,348
Accrued bonus	6,568	3,668
Other accrued expenses	7,508	4,753
Total accrued liabilities	$18,419	12,498

VIECO USA, Inc.

Notes to Consolidated Financial Statements

(9)	Long-Term Debt

Revolving Loan Facility

On August 20, 2019, the Company signed a nine-year term $200.0 million revolving loan facility (“RLF”) with the Parent Company that bears an annual interest rate of 1.87% or the Applicable Federal Rates provided by the Internal Revenue Service (the “IRS AFRs”) applicable at the date of each draw down.

On October 16, 2019, the Company signed an additional ten-year term $30.0 million RLF with the Parent Company that bears an annual interest rate of 1.86% or the IRS AFRs applicable at the date of each draw down, subordinated to the $200.0 million revolving credit facility.

The Company has outstanding principal and accrued unpaid interest balances of $235.1 million and $230.3 million as of December 31, 2020 and December 31, 2019, respectively. The Company recorded interest expense of $4.8 million and $2.8 million for the years ended December 31, 2020 and 2019, respectively. No repayments of principal balances or interest accrued have been made under the RLF.

(10)	Income Taxes

(a)	Income Taxes

For the years ended December 31, 2020 and 2019, loss from continuing operations before taxes consists of the following:

	2020	2019
	(In thousands)
U.S. operations	$121,473	$194,592
Foreign operations	26	25
Loss before income taxes	$121,499	$194,617

The federal and state income tax provision (benefit) is summarized as follows for the years ended December 31, 2020 and 2019:

	2020	2019
	(In thousands)
Current
Federal	$-	$-
State	5	5
Foreign	-	-
Total current tax expense	5	5
Deferred
Federal	-	-
State	-	-
Foreign	(0)	-
Total deferred tax expense	(0)	-
Total tax expense	$5	$5

Deferred income taxes reflect the net tax effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and (b) operating losses and tax credit carryforwards.

VIECO USA, Inc.

Notes to Consolidated Financial Statements

The tax effects of significant items comprising the Company’s deferred taxes as of December 31, 2020 and 2019 are as follows:

	2020	2019
	(In thousands)
Deferred tax assets
Accrued employee compensation	$2,186	$1,159
NOLs and capital loss carryforwards	87,623	69,139
Credit carryforwards	114,986	106,183
Equity compensation	3,961	3,247
R&D capitalized costs	44,051	32,070
Start-up costs	43,836	44,077
Other	137	106
Total deferred tax assets	$296,780	$255,981
Deferred tax liabilities
Fixed asset basis	$(1,876)	$(1,547)
Other	(236)	(319)
Total deferred tax liabilities	$(2,112)	$(1,866)
Valuation allowance	(294,668)	(254,115)
Net deferred taxes	$-	$-

Topic 740 requires that the tax benefit of net operating losses, temporary differences and credit carryforwards be recorded as an asset to the extent that the Company assesses that realization is “more likely than not.” Realization of the future tax benefits is dependent on the Company’s ability to generate sufficient taxable income within the carryforward period. Because of the Company’s recent history of operating losses, the Company believes that recognition of the deferred tax assets arising from the above-mentioned future tax benefits is currently not likely to be realized and, accordingly, has provided a valuation allowance.

The Company may be subject to the NOL utilization provisions of Section 382 of the Internal Revenue Code of 1986, as amended. The effect of an ownership change would be the imposition of an annual limitation on the use of NOL carryforwards attributable to periods before the change. The amount of the annual limitation depends upon the value of the Company immediately before the change, changes to the Company’s capital during a specified period prior to the change, and the federal published interest rate. The Company has not completed a Section 382 analysis to determine if a change in ownership has occurred. Until an analysis is completed, there can be no assurance that the existing net operating loss carry-forwards or credits are not subject to significant limitation

VIECO USA, Inc.

Notes to Consolidated Financial Statements

Net operating losses and tax credit carryforwards as of December 31, 2020 are as follows:

		Expiration
	Amount	Years
	(In thousands)
Net operating losses, federal - Expiring	$153,787	2036-2037
Net operating losses, federal - Indefinite	95,079	Indefinite
Net operating losses, state	506,204	2037-2038
Net operating losses, foreign	48	Indefinite
Tax credits, federal	84,681	2037 - 2040
Tax credits, state	74,749	Indefinite

In the ordinary course of its business the Company incurs costs that, for tax purposes, are determined to be qualified research expenditures within the meaning of IRC §41 and are, therefore, eligible for the Increasing Research Activities credit under IRC §41. For the years ended December 31, 2020 and 2019, the Company utilized the separate return approach for the purpose of presenting the consolidated financial statements, including the tax provisions and the related deferred tax assets and liabilities. The historic operations of the Company reflect a separate return approach for each jurisdiction in which the Company had a presence and the Parent Company filed tax return for the years ended December 31, 2020 and 2019.

(b)	Tax Rate Reconciliation

The Tax Cuts and Jobs Act (the “Tax Act”) was enacted on December 22, 2017. The Tax Act reduces the U.S. federal corporate tax rate to 21% and created a new requirement that Global Intangible Low Taxed Income (“GILTI”) which is based on income earned by foreign subsidiaries must be included in the gross income of the U.S. stockholder. Under U.S. GAAP, the Company is permitted to make an accounting policy election to either treat taxes due on future inclusions in U.S. taxable income related to GILTI as a current-period expense when incurred or to factor such amounts into its measurement of deferred taxes. The Company has made a policy election to treat such amounts as period costs and therefore has not made an adjustment to deferred income taxes for GILTI.

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) was signed into law in the U.S. to provide certain relief as a result of the COVID-19 pandemic. In addition, governments around the world have enacted or implemented various forms of tax relief measures in response to the economic conditions in the wake of COVID-19. As of December 31, 2020, neither the CARES Act nor changes to income tax laws or regulations in other jurisdictions had a significant impact on our effective tax rate. The effective tax rate of the Company’s provision (benefit) for income taxes differs from the federal statutory rate as follows:

	2020	2019
	(In thousands)
Statutory rate	$(25,518)	$(40,872)
State taxes, net of federal benefit	(6,637)	(10,146)
Meals & entertainment	193	277
Permanent adjustments	214	187
Equity compensation	5	(2)
Other deferred adjustment	(4)	-
General business credits	(8,803)	(12,921)
Change in valuation allowance	40,555	63,482
Provision for income taxes	$5	$5

VIECO USA, Inc.

Notes to Consolidated Financial Statements

Deferred income taxes reflect the net tax effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and (b) operating losses and tax credit carryforwards.

The Company records income tax expense for the anticipated tax consequences of the reported results of operations using the asset and liability method. Under this method, the Company recognizes deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial reporting and tax basis of assets and liabilities, as well as for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using the tax rates that are expected to apply to taxable income for the years in which those tax assets and liabilities are expected to be realized or settled. The Company records valuation allowances to reduce its deferred tax assets to the net amount that it believes is more likely than not to be realized. Its assessment considers the recognition of deferred tax assets on a jurisdictional basis. Accordingly, in assessing its future taxable income on a jurisdictional basis, the Company considers the effect of its transfer pricing policies on that income. The Company has placed a full valuation allowance against U.S. federal and state deferred tax assets since the recovery of the assets is uncertain.

In accordance with Topic 740 and based on all available evidence, the Company believes that it is more likely than not that its deferred tax assets will not be utilized within their respective carryforward periods and has recorded a full valuation allowance against its net deferred tax assets as of December 31, 2020 and 2019. The Company assesses on a periodic basis the likelihood that it will be able to recover its deferred tax assets. The Company considers all available evidence, both positive and negative, including historical levels of income or losses, expectations and risks associated with estimates of future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for the valuation allowance.

At December 31, 2020, the Company had federal net operating loss carryforwards of $248.9 million, of which $153.8 million will begin to expire in 2036 and the remainder will carryforward indefinitely. The Company has state net operating losses of $506.2 million and these carryforwards will begin to expire in 2026. In addition, the Company has research and development tax credit carryforwards of $84.7 million for federal income tax purposes and $74.7 million for California tax purposes. The federal research and development tax credit carryforwards will begin to expire in 2025. The California state research and development tax credit will carry forward indefinitely. The Company’s ability to use its net operating loss carryforwards and federal and state tax credit carryforwards to offset future taxable income and future taxes, respectively, may be subject to restrictions attributable to equity transactions that result in changes in ownership as defined by Internal Revenue Code Section 382.

(c)	Uncertain Tax Positions

The Company believes it has provided adequate reserves for all tax deficiencies or reductions in tax benefits that could result from federal, state and foreign tax audits. The Company regularly assesses the likely outcomes of these audits in order to determine the appropriateness of the Company’s tax provision. The Company adjusts its uncertain tax positions to reflect the impact of negotiations, settlements, rulings, advice of legal counsel, and other information and events pertaining to a particular audit. However, income tax audits are inherently unpredictable and there can be no assurance that the Company will accurately predict the outcome of these audits. The amounts ultimately paid on resolution of an audit could be materially different from the amounts previously included in the Provision for taxes and therefore the resolution of one or more of these uncertainties in any particular period could have a material impact on net earnings or cash flows.

VIECO USA, Inc.

Notes to Consolidated Financial Statements

As of December 31, 2020, and 2019, the Company has total uncertain tax positions of $31.9 million and $29.4 million, respectively. The Company estimates that these liabilities would be reduced by $31.9 million and $29.4 million, respectively, from offsetting tax benefits associated with the correlative effects of net operating losses and other timing adjustments. The net amounts of all years, if not required, would favorably affect the Company’s effective tax rate. No interest or penalties have been recorded related to the uncertain tax positions.

	2020	2019
	(In thousands)
Balance at the beginning of the year	$29,448	$14,851
Increases
For current year’s tax positions	2,438	6,440
For prior years’ tax position		8,157
Decreases
For prior years’ tax positions	-	-
Statute of limitations	-	-
Settlements with taxing authorities	-	-
Other decreases	-	-
Gross Balance at the end of the year	$31,886	$29,448

It is not expected that there will be a significant change in the Company’s uncertain tax positions in the next 12 months. The Company is subject to U.S. federal and state income taxes as well as to income taxes in multiple state jurisdictions, and various foreign jurisdictions. In the normal course of business, the Company is subject to examination by tax authorities. As of the date of the financial statements, there are no tax examinations in progress. The statute of limitations for tax years ending after and including December 31, 2017 are open for federal, state, and foreign tax purposes, respectively.

(11)	Stockholders’ Deficit

(a)	Common Stock

The holders of common stock are entitled to one vote per share, to receive dividends, and upon liquidation or dissolution, are entitled to receive all assets available for distribution to stockholders pursuant to the First Amended Restated Bylaws.

(b)	Stock-Based Compensation

The Company maintains a stock-based compensation plan at VOH that provides its grantees stock option and SARs.

(i)	2017 Stock Incentive Plan

On June 15, 2017, the board and stockholders of VOH adopted the 2017 Stock Incentive Plan. Pursuant to the plan, up to 8,320,000 shares of common stock have been reserved for issuance, upon exercise of options or SARs, to employees, nonemployee directors, and consultants of the Company and subsidiaries. In June 2020, the Company authorized an additional 6,180,000 shares of common stock.

The Company uses the Black-Scholes option pricing model to determine the fair value of stock options and SARs. The determination of the fair value of stock-based payment awards on the date of grant using an option-pricing model is affected by the Company’s stock price, as well as assumptions regarding complex and subjective variables. These variables include the expected stock price volatility over the term of the awards, risk-free interest rate, and expected dividends.

VIECO USA, Inc.

Notes to Consolidated Financial Statements

The Company estimated expected volatility based on historical data of comparable publicly traded companies. The risk-free rate assumed in valuing the options is based on the U.S. Treasury rate in effect at the time of grant for the expected term of the option. The Company does not anticipate paying any cash dividends in the foreseeable future and, therefore, used an expected dividend yield of zero in the option pricing model. Compensation expense is recognized only for those options expected to vest with forfeitures estimated based on historical experience and future expectations and is adjusted for forfeitures in the period they occur. Stock-based compensation awards are amortized on a straight-line basis over the vesting period based on continued service.

The following table includes the activity for all stock options granted:

				Weighted average
	Shares	Number of	Weighted	remaining
	available for	shares	average	contractual
	grant	granted	exercise price	term
	(In thousands)		(In dollars)	(In years)
Balances as of December 31, 2018	2,126	6,030	$4.81	8.61
Authorized	-	-
Granted	(1,587)	1,587	5.00
Exercised	-	(66)	4.82
Forfeited	507	(515)	4.92
Balances as of December 31, 2019	1,046	7,036	4.86	8.16
Authorized	6,180	-
Granted	(2,437)	2,437	4.08
Exercised	-	(87)	4.84
Forfeited	529	(544)	4.85
Balances as of December 31, 2020	5,318	8,842	4.65	8.16
Exercisable as of December 31, 2020	–	4,466	$4.84	6.81

For the years ended December 31, 2020 and 2019, stock-based compensation totaled $3.2 million and $3.5 million, respectively, and is included in selling, general and administrative expenses and research and development expenses of the consolidated statements of operations and comprehensive loss.

As of December 31, 2020 and 2019, there was $4.0 million and $3.0 million, respectively, of total unrecognized stock-based compensation related to the unvested stock options granted under the 2017 Stock Incentive Plan. The cost is expected to be recognized over a weighted average term of 2.6 years. The total fair value of shares vested during the years ended December 31, 2020 and 2019 was $3.2 million and $3.5 million, respectively.

VIECO USA, Inc.

Notes to Consolidated Financial Statements

On July 24, 2017, the Company issued 290,689 SARs related to VOH’s common stock to certain of the Company’s employees whereby two vesting requirements must be satisfied on or before the expiration date in order for the SARs to vest. The two vesting requirements are a time-based service requirement and a performance-based condition that VOH completes an IPO or change in control. The SARs can be settled through issuance of cash, shares, or a combination of cash and shares, at the option of the Company, equal to the appreciation value for each share of VOH common stock. The Company intends to settle the SARs in shares of VOH common stock upon vesting, and thus has classified these SARs as equity. As the performance conditions have not been met, no SARs were vested, and no expense was recognized for the years ended December 31, 2020 and 2019. The SARs activity is as follows:

	Number of shares granted	Weighted average exercise price	Weighted average remaining contractual term
	(In thousands)	(In dollars)	(In years)

Balances as of December 31, 2018	291	$4.81	6.50
Granted	–
Exercised	–
Forfeited	–
Balances as of December 31, 2019	291	4.81
Granted	–
Exercised	–
Forfeited	(265)
Balances as of December 31, 2020	26	4.81

The weighted average assumptions used to value the options and SARs grants are as follows:

Expected life (in years)	6.10
Volatility	60.00%
Risk-free interest rate	2.25
Dividend yield	–

VIECO USA, Inc.

Notes to Consolidated Financial Statements

(12)  Commitments and Contingencies

(a)	Leases

The Company has several noncancelable operating leases primarily related to the lease of its manufacturing and testing facilities. These leases generally contain renewal options for periods ranging from 3 to 10 years and require the Company to pay all executory costs, such as maintenance and insurance. Certain lease arrangements have rent-free periods or escalating payment provisions, and the Company recognizes rent expense of such arrangements on a straight-line basis.

Future minimum lease payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) and future minimum capital lease payments as of December 31, 2020 are as follows:

	Operating Leases	Finance Leases
	(In thousands)
Year ending December 31:
2021	$2,600	$266
2022	2,595	249
2023	2,604	61
2024	2,651
2025	2,167
Thereafter	12,279
Total Payments	$24,896	$576
Less:
Imputed interest/present value discount	(10,102)	(37)
Present value of liabilities	$14,794	$539

(b)	Purchase commitments

The Company has noncancelable purchase commitments as of December 31, 2020, primarily related to supply and engineering services providers. The purchase commitments as of December 31, 2020 are as follows:

	Payments Due by Periods
Commitments and obligations	Less than 1 year	1 - 3 years	3 - 5 years	More than 5 years	Total
	(In thousands)
Purchase commitments	$3,514	$4,456	$772	$9	$8,751

Amounts purchased under these arrangements for the years ended December 31, 2020, and December 31, 2019, were $5.7 million and $8.9 million, respectively.

(c)	Litigation and Other Contingencies

From time to time, the Company is party to various lawsuits, claims and other legal proceedings that arise in the ordinary course of business. The Company determines when and how much to accrue for and disclose related to legal and other contingencies. Accordingly, the Company discloses contingencies deemed to be reasonably possible and accrues loss contingencies when, in consultation with legal advisors, it is concluded that a loss is probable and reasonably estimable. Significant judgment is required to determine both probability and the estimated amount. The Company reviews these provisions on a quarterly basis and adjust these provisions accordingly to reflect the impact of negotiations, settlements, rulings, advice of legal counsel, and updated information. The outcome of legal matters and litigation is inherently uncertain. Therefore, if one or more of these legal matters were resolved against us for amounts in excess of management’s expectations, our results of operations, and financial condition, including in a particular reporting period, could be materially adversely affected.

VIECO USA, Inc.

Notes to Consolidated Financial Statements

On June 4, 2019, the Company filed a complaint in the U.S. District Court for the Southern District of New York as OneWeb, one of the Company’s largest customers, cancelled 35 of planned 39 launches. Subsequently on March 27, 2020, OneWeb filed for Chapter 11 Bankruptcy and rejected the entire LSA during its bankruptcy process by September 18, 2020, resulting in a release of performance rights and performance obligations. As of the date of the issuance of these consolidated financial statements, the disposition remains outstanding.

For the years ended December 31, 2020 and 2019, there were no other material legal proceedings.

(13)	Employee Benefit Plan

The Company has defined contribution plans, under which the Company pays fixed contributions into a separate entity, and additional contributions to the plans are based upon a percentage of the employees’ elected contributions. The Company will have no legal or constructive obligation to pay further amounts. Obligations for contributions to defined contribution plans are recognized within selling, general and administrative expenses and research and development expenses in the consolidated statements of operations and comprehensive loss, as incurred. Defined contributions were $4.0 million and $3.8 million for the years ended December 31, 2020 and 2019, respectively.

(14)	Subsequent Events

The Company has evaluated subsequent events from December 31, 2020 through June 22, 2021, the date at which the consolidated financial statements were available to be issued and concluded there were no subsequent events to recognize in the consolidated financial statements.

GV LLC merges with the Company

On January 13, 2021, GV LLC merged with and into the Company with the Company being the surviving entity that directly controls VOH. Prior to the Restructuring, GV LLC had owed principal and accrued unpaid interest balances under the RLF (refer to Note 9—Long-Term Debt). Upon the Restructuring, the Parent Company contributed the outstanding principal of and accrued unpaid interest payable of $235.1 million as of December 31, 2020 under the RLF as a capital contribution to the Company for no consideration or shares issued. As a result, the RLF was extinguished and there were no outstanding principal and accrued unpaid interest.

Investment in Sky and Space Global Limited

On October 23, 2020, the Company and Sky and Space Global Limited (“SAS”) entered into a settlement agreement to terminate and mutually release the parties from the launch service agreement dated September 16, 2016. The agreement will take effect depending on the successful relisting and IPO of SAS on the Australian Stock Exchange and any additional requirements from regulators.

On February 16, 2021, the Company was issued 11,000,000 ordinary shares of SAS at AUD 0.20 per share for a total of 2.2 million AUD, or $1.7 million, which represents 14.7% of ownership in SAS. On April 20, 2021, the Company was issued 7,000,000 call options with a strike price of AUD 0.40 per share that vests immediately.

The settlement agreement also includes a services and reseller agreement. The Company will receive a non-refundable fee of AUD 1.0 million per year for its promotion services for three years on a quarterly basis beginning on July 1, 2021 and ending on April 1, 2024, and the Company will pay SAS a fee of AUD 0.1 million for each launch that is resold or referred by SAS.

Given the settlement was contingent on events which had not yet occurred as of December 31, 2020, the issuance of the ordinary shares and options to the Company and the services and reseller agreement were not recognized in the consolidated financial statements.

VIECO USA, Inc.

Notes to Consolidated Financial Statements

CEO Awards

On March 17, 2021, the Company granted its CEO a total of 676,091 stock options under the 2017 Stock Incentive Plan (“CEO Awards”). 33.3% of the stock options will vest upon continued service through the last day of the first calendar year in which the first commercial flight occurs, and the remaining 66.7% of the stock options will vest upon continued service through the last day of the first calendar year in which the Company has five successful revenue-generating deployment launches of satellites into their respective intended orbits in such calendar year. The estimated grant date fair value of the CEO Awards is approximated to be $1.8 million based on the estimated fair value of our underlying common shares using preliminary valuation techniques with the most reliable information currently available. The actual fair value may differ from these estimates and such differences may be material. These vesting requirements have not been met upon the date of the issuance of the consolidated financial statements.

The Transaction

On April 21, 2021, the Parent Company’s board of directors unanimously approved the pursuit of the Transaction that would result in the Company being a wholly owned subsidiary of NextGen. In connection with the Transaction, VOH is expected to merge with and into the Company with the Company being the surviving entity. Refer to Note 1—Organization and Business Operations for further information.

Warehouse Lease in Guam

On May 1, 2021, the Company signed an agreement to lease certain commercial space in Guam for a monthly rent of $37 thousand with two months free rent, and fourteen month term from June 1, 2021 to July 31, 2022, with options to extend for an additional three one-year periods. The lease agreement was entered based on plans to operate in Guam as an additional spaceport for satellite launch services.

Arqit PIPE Investment

On May 12, 2021, the Company committed to contribute $5.0 million to Arqit Limited (“Arqit”) in a PIPE transaction (the “Arqit PIPE Investment”), subject to and contingent upon the closing of a planned merger transaction (the “Arqit Transaction”) between Arqit and Centricus Acquisition Corp., a SPAC unaffiliated with the Company. Upon closing of the Arqit Transaction, Arqit will deliver $5 million to the Company as a non-refundable deposit to be applied towards the first satellite launch service to be provided by the Company under a yet to be executed launch service agreement, which will be negotiated within sixty days of the closing of the Arqit Transaction.